Exhibit 99.1

Portland, Oregon

March 24, 2004

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.18 PER SHARE FOR THE QUARTER ENDED JANUARY 31, 2004 AND $1.49 FOR THE YEAR ENDED

JANUARY 31, 2004

Cascade Corporation (NYSE: CAE) today reported its financial results for the fourth quarter and for the fiscal year ended January 31, 2004.

Fourth Quarter Fiscal 2004 Summary

•                  Summary financial results for the fourth quarter and results for the comparable quarter of the previous year are outlined below (dollars, except per share, in thousands):

Quarter ended January 31,	2004	2003	% Change
Net sales	$77,418	$64,375	20.3%
Gross profit	23,115	21,270	8.7%
Gross profit %	29.9%	33.0%	—
SG&A	17,724	15,051	17.8%
Recovery of note receivable	—	(2,500)	—
Interest, net	837	802	4.4%
Other expense	313	194	—
Income before tax	4,241	7,723	(45.1)%
Provision for income taxes	1,942	3,113	(37.6)%
Effective tax rate %	45.8%	40.3%	—
Net income	2,299	4,610	(50.1)%
Earnings per share	$0.18	$0.38	(52.6)%

•                  Strengthening of foreign currencies against the US dollar continued to substantially impact total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (dollars in millions):

Impact of foreign currency	$5.1	8.0%
Revenue growth, net of acquisitions	3.2	5.0%
Revenue growth from acquisitions	4.7	7.3%
Total	$13.0	20.3%

Excluding the effect of currency changes and acquisitions, revenue growth in North America, Europe and Asia Pacific was 2.6%, 5.7% and 13.5%, respectively, over the prior year’s fourth quarter.

•                  The decrease in gross profit percentage is due primarily to strengthening of the Canadian dollar in the North American market.  A majority of OEM product sales are in US dollars but a significant portion of costs are in Canadian dollars. Our gross profit percentage in Europe also declined from 21% in the prior year to 20% this quarter.  Asia Pacific’s gross profit percentage increased from 30% to 33% due to strong operating results in China and Australia.

•                  Approximately $1.2 million of the $2.7 million increase in SG&A is attributable to foreign exchange.  The remainder of the increase is attributable to implementation of Sarbanes-Oxley requirements, increased R & D expense, SG&A from acquired companies and incentive pay accruals.

•                  The increase in the effective tax rate is due primarily to the recording of a valuation allowance against certain deferred tax assets in Europe.

Market Conditions

•                  Fourth quarter bookings in the North American lift truck market were erratic.  November bookings dropped precipitously from October levels, followed by an increase to record levels in December and a decline in January to November levels.  We believe these fluctuations reflect year-end factors rather than a fundamental change in market direction.  We are expecting a modest increase in lift truck sales for calendar 2004.

•                  The European lift truck market improved in the fourth quarter, returning to approximately the same levels as the fourth quarters in calendar 2001 and 2002.  We believe European lift truck sales will increase modestly throughout calendar 2004.

•                  Business levels in the Asia Pacific region were all at or above prior year levels. We continue to see good strength in the Chinese market in particular and are forecasting continued growth in bookings throughout the region.

•                  Over the past several quarters we have reported on intense pricing pressure in our European markets, particularly for products supplied directly to OEMs.  As an indication of the impact of this pressure on our competitors, one of the primary OEM suppliers in Germany was declared insolvent earlier this month.  We anticipate seeing additional market restructuring in the coming year.

•                  Worldwide steel price increases are of concern to us.  As Cascade’s products are predominantly manufactured from steel and steel based-components, our costs are sensitive to fluctuations in steel commodity prices.  We estimate our gross margin will decrease by approximately 0.3% (measured against total sales) for each 1% increase in steel prices.  We have been notified by certain suppliers that steel prices may be increasing.  At the present time, the effect of any increases in steel prices is not significant.  Where possible we are moving aggressively to mitigate steel cost increases through a variety of means, including price increases and surcharges.

Fiscal 2004 Summary

•                  Financial results for the fiscal year ended January 31, 2004, along with comparable prior year results, are summarized below (dollars, except per share amounts, in thousands):

Year ended January 31,	2004	2003	% Change
Net sales	$297,756	$258,829	15.0%
Gross profit	95,636	89,074	7.4%
Gross profit%	32.1%	34.4%	—
SG&A	63,611	56,730	12.1%
Recovery of note receivable	—	(2,500)	—
Environmental expense	—	2,100	—
Interest, net	3,554	4,228	(16.0)%
Other expense	40	329	—
Income before tax	28,431	28,187	0.9%
Provision for income taxes	9,925	10,480	(5.3)%
Effective tax rate%	34.9%	37.2%	—
Net income	18,506	17,707	4.5%
Earnings per share	$1.49	$1.45	2.8%

•                  On a consolidated basis net sales increased $38.9 million over fiscal 2003, reflecting in part a significant strengthening of foreign currencies.  An itemization of the sales increase follows (in millions):

Impact of foreign currency	$17.3	6.7%
Revenue growth, net of acquisitions	13.2	5.1%
Revenue growth from acquisitions	8.4	3.2%
Total	$38.9	15.0%

Excluding the effect of currency changes and acquisitions, revenue growth in North America, Europe and Asia Pacific was 3%, 3% and 16%, respectively, over Fiscal 2003.

•                  The lower gross profit percentage, compared to fiscal 2003, is due primarily to the impact of the strength of the Canadian dollar on North American results and downward pricing pressure on OEM products in Europe.  Due to strong operating results in both Australia and China, Asia-Pacific was the only region to surpass the prior year’s gross profit (33% in 2004 versus 31% in 2003).

•                  Details of the $6.9 million increase in consolidated SG&A compared to fiscal 2003 follow (in millions):

Impact of foreign currency	$3.8	6.7%
SG&A of acquired companies	1.8	3.1%
Research and development	1.5	2.6%
Sarbanes-Oxley related expense	0.8	1.4%
U.S. postretirement health care costs	0.6	1.1%
General expense reductions	(1.6)	(2.8)%
Total	$6.9	12.1%

•                  Additional selected financial information follows (in millions):

January 31,	2004	2003
Cash	$31.6	$29.5
Long term debt	51.1	62.8
Capital expenditures	11.4	10.7
Depreciation and amortization	12.7	10.8
Cash used for acquisitions	11.7	—

Dividend

•                  On March 1, 2004, the Company’s Board of Directors declared a quarterly dividend of $.11 per share.

President & CEO Comments

Robert C. Warren, Jr., President and Chief Executive Officer, remarked “Fiscal 2004 was a solid year for the company but we continue to be challenged by the difficult economic and competitive environment in the European market.  Addressing this situation remains our highest priority.”  Mr. Warren further commented that “I believe we significantly strengthened our competitive position in 2004, particularly through the acquisition of FEMA Forks in Germany and attachment manufacturer, Roncari, in Italy.  These initiatives should return measurable results in both market and financial performance over the next several years.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Wednesday, March 24th at 2:00 pm PST.  Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 219-6110, International callers can access the call by dialing (303) 262-2142.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code #574302, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share data)

	Three Months Ended January 31		Year Ended January 31
	2004	2003	2004	2003

Net sales	$77,418	$64,375	$297,756	$258,829
Cost of goods sold	54,303	43,105	202,120	169,755
Gross profit	23,115	21,270	95,636	89,074

Selling and administrative expenses	17,724	15,051	63,611	56,730
Recovery of note receivable	—	(2,500)	—	(2,500)
Environmental expenses	—	—	—	2,100

Operating income	5,391	8,719	32,025	32,744
Interest expense	(1,073)	(1,173)	(4,570)	(5,713)
Interest income	236	371	1,016	1,485
Other income (expense), net	(313)	(194)	(40)	(329)

Income before provision for income taxes	4,241	7,723	28,431	28,187
Provision for income taxes	1,942	3,113	9,925	10,480
Net income	2,299	4,610	18,506	17,707
Dividends paid on preferred shares of subsidiary	—	—	—	(60)
Net income applicable to common shareholders	$2,299	$4,610	$18,506	$17,647

Basic earnings per share	$0.19	$0.40	$1.55	$1.55
Diluted earnings per share	$0.18	$0.38	$1.49	$1.45

Basic weighted average shares outstanding	12,087	11,398	11,934	11,372
Diluted weighted average shares outstanding	12,612	12,152	12,409	12,194

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 31
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash	$25,584	$29,501
Marketable securities	6,002	—
Accounts receivable, less allowance for doubtful accounts of $1,698 and $1,563	57,871	42,784
Inventories	36,353	30,431
Deferred income taxes	2,542	2,188
Income taxes receivable	142	3,727
Current portion of notes receivable	—	1,088
Prepaid expenses and other	4,626	4,279
Total current assets	133,120	113,998
Property, plant and equipment, net	75,244	65,863
Goodwill	68,915	59,355
Notes receivable, net	—	8,559
Deferred income taxes	9,703	11,627
Other assets	5,837	2,915
Total assets	$292,819	$262,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,805	$1,043
Current portion of long-term debt	13,018	12,695
Accounts payable	17,904	13,763
Accrued payroll and payroll taxes	6,815	5,687
Accrued environmental expenses	847	808
Other accrued expenses	10,011	8,801
Total current liabilities	51,400	42,797
Long-term debt	38,111	50,113
Accrued environmental expenses	8,551	9,389
Deferred income taxes	1,441	1,226
Other liabilities	9,628	5,514
Total liabilities	109,131	109,039

Exchangeable convertible preferred stock and minority interest	—	8,530
Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,101 and 11,398 shares issued and outstanding	6,051	5,699
Additional paid-in capital	11,111	1,468
Retained earnings	165,495	151,925
Accumulated other comprehensive loss	1,031	(14,344)
Total shareholders’ equity	183,688	144,748
Total liabilities and shareholders’ equity	$292,819	$262,317

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Year Ended January 31
	2004	2003
Cash flows from operating activities:
Net income	$18,506	$17,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,664	10,793
Deferred income taxes	1,802	2,395
Loss on disposition of assets	102	54
Recovery of note receivable	(2,500)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(9,810)	(3,472)
Inventories	(2,235)	386
Prepaid expenses and other	3,453	(4,149)
Accounts payable and accrued expenses	538	3,902
Accrued environmental expenses	(799)	(2,297)
Other liabilities	2,020	1,122
Net cash provided by operating activities	26,241	23,941
Cash flows from investing activities:
Capital expenditures	(11,403)	(10,665)
Proceeds from sale of assets	844	268
Advances on notes receivable		(2,102)
Proceeds from notes receivable	9,556	4,786
Marketable securities, net	(6,002)	—
Business acquisitions	(11,677)	—
Other assets	(930)	(5)
Net cash used in investing activities	(19,612)	(7,718)
Cash flows from financing activities:
Payments on long-term debt	(12,850)	(15,833)
Notes payable to banks, net	1,606	300
Cash dividends paid	(4,936)	(1,200)
Common stock repurchased and retired	—	(1,396)
Stock option exercised	1,465	73
Net cash used in financing activities	(14,715)	(18,056)
Effect of exchange rate changes	4,169	5,723
Change in cash and cash equivalents	(3,917)	3,890
Cash and cash equivalents at beginning of year	29,501	25,611
Cash and cash equivalents at end of period	$25,584	$29,501
Supplemental disclosure of cash flow information:
Cash paid during period for:
Interest	$4,563	$5,237
Income taxes	$3,960	$10,593